Exhibit 3.26

CERTIFICATE OF FORMATION

OF

NGL SUPPLY, LLC

1.                                      The name of the limited liability company is NGL Supply, LLC (the “Company”).

2.                                      The registered office of the Company in the State of Delaware is located at 615 South Dupont Highway, Dover, Kent County, Delaware 19901. The name of its registered agent at such address is Capitol Services, Inc.

IN WITNESS WHEREOF, the undersigned Authorized Person has executed this Certificate of Formation this 12th day of October, 2010.

/s/ Melissa L. Deal
Melissa L. Deal, Authorized Person